Exhibit 99.1

ViewRay Announces Appointment of B. Kristine Johnson to its Board of Directors

CLEVELAND, April 16, 2020 — ViewRay, Inc. (Nasdaq: VRAY) announced the appointment of B. Kristine Johnson to its Board of Directors effective April 14, 2020.

Ms. Johnson brings a wealth of health care and medical technology knowledge, as well as broad experience in finance and corporate governance. She is currently President and General Manager of Affinity Capital Management, a venture capital firm that invests primarily in seed and early-stage health care companies in the United States, a position she has held since 2000. Ms. Johnson also currently serves on the Board of Directors for AtriCure (Nasdaq: ATRC) and ClearPoint Neuro, Inc. (Nasdaq: CLPT), both medical technology companies.

Ms. Johnson held several leadership roles at Medtronic (NYSE: MDT) over the course of 17 years, serving most recently as Senior Vice President and Chief Administrative Officer. Her experience at Medtronic included President and General Manager of its vascular business and President and General Manager of its tachyarrhythmia management business, among other roles.

Ms. Johnson previously served on the Board of Directors of The Spectranetics Corporation, a medical device company which was acquired by Royal Philips, ADC Telecommunications, which was acquired by Tyco Electronics, and Pentair, an industrial manufacturing company. She also served as a member of the Board of Directors of Piper Sandler (formerly Piper Jaffray), an investment banking firm, from 2003 to 2019. She was Lead Director for Piper Sandler from 2012 to 2018. Ms. Johnson is also currently Chair of the Investment Advisory Board of the University of Minnesota Foundation and serves on the boards of several private entities. She received her B.A. from St. Olaf College.

"ViewRay is an innovative leader making a profound impact on the lives of cancer patients around the world," said B. Kristine Johnson. "I look forward to working with the ViewRay board and management team to expand MRIdian’s treatment offerings to even more patients, physicians, and health systems globally."

ViewRay also announced that Dr. James Dempsey is retiring from its Board of Directors effective April 13, 2020. He will continue to serve in his role as Chief Science Officer for the Company. “We have filled a deep bench on the Board of Directors to help transition our innovative technology company into its next phase. I have served on the board since 2008 and am looking forward to protecting and extending our innovation lead,” said Dr. Dempsey.

"I wish to thank Dr. Dempsey for his service on the Board of Directors for the last twelve years. Innovation is the hallmark of this company, and we are pleased to have Dr. Dempsey dedicated solely to his critical role as Chief Scientific Officer. We are also delighted to welcome Ms. Johnson to the board. We look forward to leveraging her deep expertise in the medical technology space and believe that her dynamic experience will help strengthen our position as the leader in MR-guided therapy,” said Dan Moore, Chairman of the Board of ViewRay.

About ViewRay

ViewRay®, Inc. (Nasdaq: VRAY), designs, manufactures, and markets the MRIdian® radiation therapy system. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian's high-definition MR was purposely built to deliver high-precision radiation without unnecessary beam distortion, and consequently, help to mitigate skin toxicity and other safety concerns that may otherwise arise when high magnetic fields interact with radiation beams.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the rate of new orders, upgrades and installations, ViewRay's financial guidance for the full year 2020 and ViewRay's conference calls to discuss its fourth quarter 2019 and year to date results. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to commercialize MRIdian Linac System, demand for ViewRay's products, the ability to convert backlog into revenue, the timing of delivery of ViewRay's products, the timing, length and severity of the recent COVID-19 (coronavirus) pandemic, including its impacts across our businesses on demand, operations and our global supply chains, the results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay's business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates, and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Reports on Form 10-Q, as updated periodically with the company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Contact:

Investor Relations:

Michaella Gallina

Vice President, Chief of Staff, Investor Relations and Communications

ViewRay, Inc.

1-844-MRIdian (674-3426)

Email: investors@viewray.com

Media Enquiries:

Karen Hackstaff

Vice President, Strategy and Branding

ViewRay, Inc.

Phone: +1 408-242-2994

Email: media@viewray.com